Exhibit 32

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350), Adrian Adams, the Chief Executive Officer and President of Auxilium Pharmaceuticals, Inc.  (the “registrant”), and Andrew Saik, the Chief Financial Officer of the registrant, each hereby certifies that, to his knowledge:

1.              The registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, to which this Certification is attached as Exhibit 32 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.              The information contained in the Periodic Report fairly presents, in all material respects, the financial condition of the registrant at the end of the period covered by the Periodic Report and results of operations of the registrant for the period covered by the Periodic Report.

These certifications accompany the Periodic Report to which they relate, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of the registrant under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Periodic Report), irrespective of any general incorporation language contained in such filing.

Date: October 30, 2014

/s/ Adrian Adams	/s/ Andrew Saik
Adrian Adams	Andrew Saik
Chief Executive Officer and President	Chief Financial Officer